EX-23.1

Ludlow & Harrison
A CPA Corporation
3545 Camino Del Rio South, Suite D
San Diego, CA 92108


                                 April 17, 2001

TO WHOM IT MAY CONCERN:

We do hereby consent to the incorporation by reference in this Registration Statement of our Auditor's Report and Financial Statements for Senior Care Industries, Inc., as of December 31, 2000 together with the accompanying pro forma condensed balance sheet of Senior Care Industries, Inc. as of December 31, 2000 as filed with the Securities & Exchange Commission on April 2, 2001 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the year then ended.

PROFESSIONALLY,

/S/ Ludlow & Harrison
----------------------
Ludlow & Harrison
A CPA Corporation